CyberRidge, LLC - Services Agreement

This Services Agreement (“Agreement”) between CyberRidge, LLC, a Delaware limited liability company with its principal place of business at 3300 S. Parker Rd., Suite 500, Aurora, CO 80014 (“CyberRidge”) and Investment Evolution Corporation dba Mr. Amazing Loans with its principal place of business at 6160 W. Tropicana, Suite E13, Las Vegas, NV 89103 (“Customer”), is made and entered into as of the 1st day of March 28, 2012 (the “Effective Date”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Services.

1.1 Delivery of Services. Subject to the terms of this Agreement, Customer shall procure and agrees to pay for the Services, as defined below, and CyberRidge agrees to provide to Customer the Services, in accordance with the terms of this Agreement.

1.2 Services; Order Form. The “Services” shall mean the service providing access to loan processing software (the “LPS Service”) specified in the Order Form attached hereto as Exhibit A, together with any additional services specified in any Order Forms, as defined below. Specific details of the Services shall be set forth in Exhibit A, and any additional Services or any changes thereto approved by both parties from time to time may be specified in any future order form setting forth details of the Services which is prepared by CyberRidge and executed by both CyberRidge and Customer (each, and including Exhibit A, “Order Form”). Each Order Form is hereby incorporated by reference into this Agreement.

2. Term and Termination.

2.1 Term Commencement. The term for this Agreement will commence on the Effective Date and shall continue for the Initial Term, as defined in the Order Form, unless earlier terminated as provided in this Agreement.

2.2 Renewal Term(s). The term of this Agreement shall be extended automatically for successive periods as specified in the Order Form (each, a “Renewal Term”) unless either party notifies the other, at least sixty (60) days prior to the end of the Initial Term or applicable Renewal Term, that it has elected to terminate this Agreement, in which case this Agreement shall terminate at the end of such Initial Term or applicable Renewal Term.

2.3 User Count. The minimum number of users for the contract period shall be the initial number of users designated in Exhibit A – Order Form. Customer may add additional users at their discretion during the term of the contract; however the minimum number of contracted seats may not be less than the initial number of seats contracted for. The number of contracted users shall be revised at each contract annual renewal date, and shall automatically be adjusted to the then current number of users for the following annual term. Customer may adjust the number of contracted users below the initial number of users with written notice, 30 days prior to the renewal date, to be effective on the first business day for the next contract year.

3. Fees and Payment Terms.

3.1 Fees and Expenses. Customer shall pay CyberRidge the fees and charges for the Services as set forth in the Order Form or as otherwise specified in this Agreement.

3.2 Prices. The prices listed in the Order Form will remain in effect during the Initial Term and will continue thereafter during any Renewal Terms. Notwithstanding the foregoing, CyberRidge may change or increase the prices it charges Customer for any Services for any Renewal Term, by providing notice to Customer (the “Increase Notice”). If CyberRidge gives an Increase Notice and the price increase specified therein is unacceptable to Customer, then Customer shall have the right to terminate this Agreement by notice to CyberRidge given no later than thirty (30) days after the date of the Increase Notice. If Customer fails to timely give notice of termination as provided above, Customer will be bound by the price increase specified in the Increase Notice.

3.3 Payment Terms. Prior to the Effective Date of this Agreement, Customer will be billed and shall pay an amount equal to (i) all non-recurring charges indicated on the Order Form; and (ii) the monthly recurring charges for any partial month on a prorated basis and for the first full month of the Initial Term (collectively, the “Initial Payment”). Monthly recurring charges and any other fees for all other months will be billed in advance of the provision of the Services and shall be due on the first calendar day of the month for which the Services will be rendered. The Initial Payment shall be due on the Effective Date of this Agreement. All payments will be made in U.S. dollars.

3.4 Late Payments. Any payment, or portion thereof, not received by its due date shall accrue interest at a rate of one and one-half percent (1 1/2%) per month, or the highest rate allowed by applicable law, whichever is lower. If Customer is delinquent in its payments. CyberRidge may, upon written notice to Customer, modify the payment terms to require other assurances to secure Customer’s payment obligations hereunder, including by way of example, deposits or additional fees.

3.5 Suspension of Services. Customer acknowledges and agrees that in addition to any interest that shall accrue on past due payments as provided above, in the event CyberRidge does not receive each payment by its due date, in addition to all other remedies available to CyberRidge in this Agreement and otherwise, CyberRidge shall have the right, exercisable in its sole discretion, to suspend the Services until such time that the outstanding balance is paid in full.

4. Confidential Information.

4.1 Confidential Information. Each party may have access to certain non-public information of the other party, including without limitation information regarding the other party’s business, plans, customers, proprietary technology or know-how, products and services, technical data, developments, inventions, processes, designs, drawings, engineering, software (including, without limitation, the appearance, functionality, code, and other attributes thereof), hardware configurations, marketing, finances, the pricing and terms of this Agreement, any information marked or designated as confidential at the time of disclosure, and any information that, under the circumstances of is disclosure, should be considered confidential (the “Confidential Information”). Neither party will use in any way, for its own account or the account of any third party, except as expressly permitted by this Agreement, nor disclose to any third party (except as required by law or as reasonably necessary to the receiving party’s attorneys, accountants and other advisors who are obligated to maintain the confidentiality of such information), any of the other party’s Confidential Information. The disclosing party retains all right, title and interest in and to all Confidential Information it discloses under this Agreement. Each party shall protect the other party’s Confidential Information by using at least the same degree of care used for its own similar Confidential Information, but no less than reasonable care. Each party’s obligation under this Section will survive for a period of two years following the expiration or termination of this Agreement. The receiving party shall return all originals and copies of Confidential Information at the disclosing party’s request, or at the disclosing party’s request shall certify destruction of the same. This Section shall apply to any Confidential Information provided prior to the Effective Date.

4.2 Exceptions. Confidential Information shall not include information that (a) is in or enters the public domain without breach of this Agreement and through no fault of the receiving party; (b) the receiving party can demonstrate was developed by it independently and without use of the disclosing party’s Confidential Information; or (c) the receiving party receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation. If a party is required to disclose Confidential Information by law, court order, or government agency, such disclosure shall not be deemed a breach of this Agreement, provided that the disclosing party, if practical, shall give reasonable prior notice to the other party.

CyberRidge, LLC - Services Agreement

4.3 Remedy. The parties acknowledge that money damages would not be sufficient remedy for any unauthorized copying, transfer, or use of any Confidential Information of the other party and that the other party shall be entitled to seek equitable relief as a remedy therefor. Equitable remedies shall not be deemed to be exclusive remedies for a breach, but shall be in addition to all other remedies available at law or in equity.

5. Intellectual Property.

5.1 Definitions. A party’s “Technology” means its proprietary technology, including, without limitation, its services, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), network designs, know-how, trade secrets and any related intellectual property rights throughout the world (whether owned by such party or licensed to it from a third party) and also including any derivatives, improvements, enhancements or extensions of the same conceived, reduced to practice, or developed before, during and after the term of this Agreement by such party. “Licensed Materials” shall mean the software that CyberRidge uses to provide the Services, and any documentation, training materials, and other materials related to such software that CyberRidge makes available for use by Customer, and any updates and new versions of such materials that CyberRidge makes available for use by Customer. CyberRidge’s Technology includes, without limitation, the Licensed Materials.

5.2 Ownership.

(a) CyberRidge. Except for the rights expressly granted herein, this Agreement does not transfer from CyberRidge to Customer any of CyberRidge’s Technology and/or any innovations made or conceived by CyberRidge or any other intellectual property of CyberRidge and all right, title and interest in and to CyberRidge’s Technology and innovations and other intellectual property (including, without limitation, the Licensed Materials, as defined below, and any updates and other modifications thereto) will remain solely with CyberRidge.

(b) Customer. Except for the rights expressly granted herein, this Agreement does not transfer from Customer to CyberRidge any of Customer’s Technology or any other intellectual property of Customer and all right, title and interest in and to Customer’s Technology and other intellectual property will remain solely with Customer. In addition, all data of Customer shall remain the sole property of Customer.

5.3 License. During the term of this Agreement, Customer shall have, for its internal use, a non-exclusive, non-transferable license to use the Licensed Materials, solely for the purpose of and solely to the extent necessary in order to access and use the Services as provided in this Agreement.

5.4 Restrictions on Use.

(a) Customer shall not, directly or indirectly, reverse engineer, decompile, disassemble or otherwise adapt or modify or attempt to derive source code or other trade secrets from the Licensed Materials or any other of CyberRidge’s Technology. Customer shall not make any copy of the Licensed Materials without CyberRidge’s prior written consent. The Licensed Materials are CyberRidge Confidential Information hereunder.

(b) Customer shall not use the Licensed Materials or the Services in violation of the restrictions set forth in this Agreement or in the Order Form.

(c) Customer shall use the Services and the Licensed Materials only for its own business. Customer shall not resell or otherwise transfer the Services or the Licensed Materials to any third party or permit to be processed the data of any third party.

(d) Customer shall ensure that at no time will the number of concurrent users of the LPS Service exceed (i) the maximum permitted number of concurrent users specified in the Order Form, or (ii) the number of concurrent users for which Customer has paid the user fees hereunder.

6. CyberRidge Representations and Warranties.

6.1 General. CyberRidge represents and warrants that (i) it has the legal right to enter into this Agreement and perform its obligations hereunder, (ii) the performance of its obligations and delivery of the Services to Customer will not violate any applicable laws or regulations, or cause a breach of any agreements with any third parties.

6.2 SLAs. The Service Level Agreements (“SLAs”) set forth in Exhibit B constitute CyberRidge’s sole and exclusive warranty for, and the compensation set forth in the SLAs constitute Customer’s sole and exclusive remedy with respect to, CyberRidge’s provision of or failure to provide Services to Customer. Failure of the Services to meet any performance standards set forth in the SLAs shall trigger the compensation obligations set forth therein but shall not be a default or a breach of warranty by CyberRidge hereunder. Cyber Ridge may amend the SLAs periodically without notice to Customer, provided that the amendment does not materially and adversely impact the Services.

6.3 Disclaimer. EXCEPT FOR ANY EXPRESS WARRANTIES STATED IN THIS SECTION, THE SERVICES ARE PROVIDED ON AN “AS IS” BASIS, AND CUSTOMER’S USE OF THE SERVICES IS AT ITS OWN RISK. CYBERIDGE DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS, IMPLIED AND/OR STATUTORY WARRANTIES WITH RESPECT TO THE SERVICES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. WITHOUT LIMITING THE FOREGOING. CYBERIDGE DOES NOT WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR-FREE, OR SECURE.

6.4 Disclaimer of Actions under Third Party Control. CyberRidge does not and cannot control the flow of data to or from CyberRidge’s network and other portions of the Internet. Such flow depends in large part on the performance of Internet services provided or controlled by third parties. At times, actions or inactions of such third parties can impair or disrupt Customer’s connections to the Internet (or portions thereof). CyberRidge and disclaims any and all liability resulting from or related to such events.

7. Customer Representations and Warranties. Customer represents and warrants that (i) it has the legal right to enter into this Agreement and perform its obligations hereunder, including without limitation, maintaining and complying with all license agreements it enters into for use of the Services and the data it incorporates therein; and (ii) the performance of its obligations and use of the Services will not violate any applicable laws or regulations, or cause a breach of any agreements with any third parties.

8. Customer Obligations. Customer shall; (i) provide all equipment, including, without limitation, computer and modem equipment, necessary to establish a connection to the Internet and access the Services; (ii) provide for Customer’s own access to the Internet and pay any fees associated with such access; (iii) use the Services only for lawful purposes and in accordance with this Agreement; (iv) ensure that its use of the Services and its data comply with all applicable laws and regulations; (v) reasonably, timely and in good faith cooperate with CyberRidge and its designees to facilitate CyberRidge’s performance of the Services and provide CyberRidge with reasonable access to any necessary information to provide the Services, (vi) maintain any necessary licenses associated with any of Customer’s equipment and software, and (vii) maintain reasonable security with respect to access to the LPS Service. In the event of a breach by Customer of this Section, then without limiting CyberRidge’s other remedies for such breach, CyberRidge shall have the right to suspend the Services until such time Customer cures the applicable breach.

CyberRidge, LLC - Services Agreement

9. Limitations of Liability.

9.1 Consequential Damages Waiver. EXCEPT FOR A BREACH OF SECTION 4 (“CONFIDENTIAL INFORMATION”) OR 10 (“INDEMNIFICATION”) OF THIS AGREEMENT. IN NO EVENT WILL EITHER PARTY BE LIABLE OR RESPONSIBLE TO THE OTHER PARTY FOR ANY TYPE OF SPECIAL. INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES. INCLUDING, BUT NOT LIMITED TO, LOST REVENUE LOST PROFITS, LOSS OF TECHNOLOGY, LOSS OF DATA, OR INTERRUPTION OR LOSS OF USE OF SERVICE OR EQUIPMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER ARISING UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

9.2 Limitation of Liability. Notwithstanding anything to the contrary in this Agreement. CyberRidge’s absolute maximum aggregate liability related to or in connection with this Agreement will not exceed an amount equal to the total amount paid by Customer to CyberRidge under this Agreement for the prior twelve months.

10. Indemnification.

10.1 Indemnification by CyberRidge. CyberRidge will indemnify, defend and hold Customer harmless from and against any and all costs, liabilities, losses, and expenses (including, but not limited to, reasonable attorneys’ fees) (collectively. “Losses”) resulting from any claim, suit, action, or proceeding (each, an “Action”) brought by any third party against Customer alleging: (i) any claim which if true, would constitute a breach of the warranties set forth in Section 6; or (ii) the infringement of a copyright, U.S. patent or trademark, or misappropriation of a trade secret relating to the delivery of the Services (but excluding any infringement or misappropriation contributorily caused by Customer or based on the combined use of the Services with any third party services or software). If the foregoing obligation is triggered, then CyberRidge will, at its election, either defend Customer against the same as provided above or modify or replace the Services to avoid such breach or infringement.

10.2 Indemnification by Customer. Customer will indemnify, defend and hold CyberRidge harmless from and against any Losses resulting from any Action brought by any third party against CyberRidge alleging: (i) personal injury or property damage caused by the negligence or willful misconduct of Customer; (ii) any claim which if true, would constitute a breach of the warranties set forth in Section 7; or (iii) the infringement of a copyright. U.S. patent trademark or misappropriation of a trade secret relating to Customer’s use of the Services in an unauthorized manner and/or the information, directions or specifications provided by Customer to CyberRidge.

10.3 Notice. Each party’s indemnification obligations hereunder shall be subject to: (i) the indemnifying party receiving prompt written notice from the indemnified party of the existence of any Action; (ii) the indemnifying party being able to, at its sole option, control the defense of such Action; (iii) the indemnifying party receiving full cooperation of the indemnified party in the defense thereof, at the indemnifying party’s expense; and (iv) the indemnified party not entering into any settlement or compromise of any such Action without the indemnifying party’s express written permission.

11. Default and Remedies.

11.1 Defaults by Customer. The occurrence of any of the following will be a “Default” by Customer: (a) Customer fails to pay, when due. any fees or charges or other amounts owing to CyberRidge under this Agreement, provided that the first such nonpayment in any twelve month period shall not be a Default unless Customer fails to pay such amount within five business days after notice from CyberRidge of such nonpayment; (b) Customer fails to comply with any material obligation under this Agreement (other than payment obligations) within thirty days after notice from CyberRidge of such failure; (c) the material breach of any representation or warranty made by Customer in this Agreement, except to the extent such breach is susceptible to cure, in which case there shall be no Default unless such breach is not cured by Customer within thirty days after receiving notice from CyberRidge of such breach; or (d) Customer’s insolvency or liquidation as a result of which Customer ceases to do business.

11.2 Default by CyberRidge. The occurrence of any of the following will be a “Default” by CyberRidge: (a) CyberRidge fails to comply with any material obligation under this Agreement within thirty days after notice from Customer of such failure; (b) the material breach of any representation or warranty made by CyberRidge in this Agreement, except to the extent such breach is susceptible to cure, in which case there shall be no Default unless such breach is not cured by CyberRidge within thirty days after receiving notice from Customer of such breach; or (c) CyberRidge’ insolvency or liquidation as a result of which CyberRidge ceases to do business.

11.3 Remedies for Default. If a party commits a Default, the non-defaulting party will be entitled, at its election, to exercise any one or more of the following remedies concurrently or in succession: (a) to exercise any remedy for such Default set forth elsewhere in this Agreement; (b) to pursue any remedy available at law or in equity, or (c) to terminate this Agreement. In addition to and without waiving any other remedies for Default available to CyberRidge under this Agreement, after the occurrence of a Default by Customer, CyberRidge, without further notice or demand, may exercise any one or more of the following remedies concurrently or in succession: (i) suspend or discontinue any or all of the Services or performance under this Agreement; (ii) from time to time recover accrued and unpaid fees and charges due under this Agreement, regardless of whether this Agreement or any Services have been terminated, together with applicable late charges and interest; and (iii) recover all reasonable attorneys’ fees and other expenses incurred by CyberRidge in connection with enforcing this Agreement, exercising its remedies for Customer’s breach, and collecting amounts owed.

12. Miscellaneous Provisions.

12.1 Force Majeure. Except with respect to any obligation to pay money, neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control (a “Force Majeure Event”), including, without limitation, acts of war or terrorism, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act, or failure of the Internet (not resulting from the actions or inactions of such party). The obligations and rights of the party so excused will be extended by one day for each day of the underlying cause of the delay.

12.2 Marketing. Customer agrees that during the term of this Agreement CyberRidge may publicly refer to Customer, orally and in writing, as a customer of CyberRidge and may use Customer’s name and/or logo in connection with any such reference. Any other reference to Customer by CyberRidge requires Customer’s consent.

12.3 Non-Solicitation. During The term of this Agreement and for a period of one (1) year after its expiration or termination. Customer will not directly or indirectly solicit or attempt to solicit for employment or offer employment to any employee of CyberRidge or its affiliates or any independent contractor used by CyberRidge in connection with providing Services to Customer.

12.4 Survival. The respective rights and obligations of CyberRidge and Customer which by their nature would continue beyond the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including, without limitation. The rights and obligations regarding payment, ownership, confidentiality, limitation of liability, remedies, and indemnification.

12.5 Governing Law; Jurisdiction and Forum. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, without regard to conflict or choice of law principles. CyberRidge and Customer hereby consent and submit to the personal jurisdiction of the state and federal courts in the State of Colorado for any actions arising from this Agreement, and agree that any such action must be brought exclusively in such courts, and waive any objection to the foregoing.

12.6 Severability; Waiver. If any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to the law, the remaining provisions of this Agreement will remain in full force and effect. The waiver of any right, breach or default of this Agreement will not constitute a waiver of any subsequent right, breach or default, and will not act to amend or negate the rights of the waiving party.

CyberRidge, LLC - Services Agreement

12.7 Assignment. Customer may assign this Agreement in whole as part of a corporate reorganization, consolidation, merger, or sale of substantially all of its assets, but may not otherwise assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of CyberRidge, which shall not be unreasonably withheld. Any attempted assignment or delegation without such consent will be void. CyberRidge may assign this Agreement in whole or in part or delegate any of its duties under this Agreement. Except as restricted above, this Agreement will bind and inure to the benefit of the parties hereto and their successors and permitted assigns. This Agreement is for the sole and exclusive benefit of the parties, and nothing in this Agreement shall be construed to give any rights to any third parties.

12.8 Notice. Any notice or communication required or permitted to be given hereunder will be in writing, signed by the party giving the same, and will be deemed properly given and received (a) upon confirmation of delivery by hand, (b) on the next business day after deposit for pre-paid overnight delivery with an overnight courier service, or (c) three business days after mailing by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving party as stated in the preamble of this Agreement or at such other address as may hereafter be furnished in writing by either party to the other party.

12.9 Relationship of Parties. CyberRidge is and at all times shall be an independent contractor in all matters relating to this Agreement. This Agreement does not establish any relationship of employment, agency, joint venture, or partnership between the parties, and neither party can bind the other by any contract or representations or permit its personnel to act as employees of the other.

12.10 Entire Agreement; Modification. This Agreement, including all Exhibits attached hereto, constitutes the complete and exclusive agreement between the parties with respect to The subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter. Any additional or different terms in any purchase order or other response by a party shall be deemed objected to by the other party without need of further notice of objection, and shall be of no effect or in any way binding upon the other party. No modification of this Agreement will be binding upon the parties hereto unless in writing and executed by authorized representatives of CyberRidge and Customer.

12.11 Counterparts; Originals. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile) shall be considered an original.

12.12 Interpretation; Attachments. Headings and captions are for convenience only and are of no meaning in the interpretation or effect of this Agreement. Words in the singular include the plural and words in the plural include the singular, according to the requirements of the context. Words importing a gender or no gender include all genders. All Exhibits attached to this Agreement are incorporated herein in their entirety and made a part hereof as if fully set forth herein.

Authorized representatives of Customer and CyberRidge have read the foregoing and agree to and accept such terms effective as of the date first above written.

CUSTOMER: Investment Evolution Corporation dba Mr. Amazing Loans		CYBERRIDGE, LLC

Signature:	/s/ Paul Mathieson	Signature:	/s/ Kim Stempel

Print Name:	Paul Mathieson	Print Name:

Title:	CEO	Title:	V.P. Sales

Date:	04-11-2012	Date:	March 28, 2012

CyberRidge, LLC - Services Agreement

Exhibit A

ORDER FORM

This Order Form is incorporated into and constitutes part of the Services Agreement (the “Agreement”) between CyberRidge, LLC, a Delaware limited liability company (“CyberRidge”) Investment Evolution Corporation. (“Customer”).

1. CERTAIN DEFINITIONS.

The “Initial Term” shall mean the time period commencing on the Effective Date and expiring 12 months thereafter.

Each Renewal Term shall be a period of 12 months.

2. SERVICES. Subject to the terms of the Agreement, CyberRidge shall provide the following Services:

a.	LPS Service. Customer shall have the right, on a non-exclusive and non-transferable basis, to access and use certain loan processing software on CyberRidge’s servers, which Customer may access via the Internet using Customer’s own equipment and Internet service, in accordance with the terms of the Agreement and the following specifications:

Maximum Number of Concurrent Full Users: 6

Monthly Fee of $300.00 per Full User, to include the following:

●	All Security Updates and Security Patches

●	Maintenance and updates to Operating software

●	Database software and all updates

●	Secure data center for database storage

●	All backups, including offsite backup storage

Maximum Number of Concurrent Read Only Users:

Monthly Fee of $50.00 per Read Only User - access to include viewing data and running reports.

NOTE: All monthly fees are payable in advance on the 1st of each month.

b.	Support Service. CyberRidge will maintain the LPS Service during the Term to provide, at a minimum, substantially the same functionality as provided by the LPS Service on the Effective Date.

c.	Migration Service. If specified below, CyberRidge will provide to Customer the following migration services: Not applicable.

3	OTHER FEES AND CHARGES. Customer shall pay the following fees for Services, in accordance with the Agreement. Recurring charges are indicated for a calendar month of service.

a.	Set-up Fee – $900.00 one time Set-up Fee to include the following:

●	Server hardware

●	Establishment of database

●	3 Hours of Training

b.	Technical Support – Tech support is billable at $75.00 an hour.

Regardless of whether Customer has commenced using the services, Customer will be responsible for payment for the Services commencing on the Effective Date of the Agreement.

c.	Storage for Customer Database - The LPS Service includes 1 gigabyte of storage for Customer’s database, which amount of storage is included in the price for the LPS Service set forth below. Any time Customer’s storage reaches 95% of such initial storage capacity or any subsequent storage capacity allocated to Customer hereunder, an additional 500 megabytes of storage will be allocated to Customer and Customer will be obligated to pay an additional charge of $35 per month for each such 500 megabytes increase.

An authorized representative of the Customer has read this order form and accepts the terms by signing below.

CUSTOMER SIGNATURE:	/s/ Paul Mathieson	DATE:	04-11-2012

CyberRidge, LLC - Services Agreement

SERVICE	RECURRING FEES	NON-RECURRING FEES

LPS Service	$300.00 per month per full user
$50.00 per month per read only user
Set-up Service – one time - includes 3 hours of training		$900.00
Tech Support – $75.00 an hour
Additional Modules – available at $100 each per month
Training – on-line		$135.00 per hour
Training – at Nortridge		$500 for two days
Training – at Customer		$1,500.00 per day plus expenses

CyberRidge, LLC - Services Agreement

Exhibit B

SLAs

LPS SERVICE.

Availability SLA.

Performance Criteria: The LPS Service will be available to Customer (i.e., available and responding to basic commands) during ninety-nine and five-tenths percent (99.5%) of the minutes in any monthly billing period without LPS Service Unavailability. “LPS Service Unavailability” consists of the number of minutes that the LPS Service is not available to Customer in any monthly billing period, but will not include unavailability resulting from (a) Customer’s applications, equipment, Internet connections or facilities, (b) acts or omissions of Customer, or any use or user of the LPS Service authorized by Customer, (c) acts of unauthorized third parties; (d) Internet latency, failures or outages; (e) third party acts or omissions over which CyberRidge has no control; (f) disruptions or outages at the location of CyberRidge’s equipment lasting fifteen (15) minutes or less: provided, however, such disruptions or outages do not occur more than once per month; (g) any Force Majeure Event as defined in the Agreement; (h) Customer’s failure to comply with any of its obligations under the Agreement; or (i) scheduled maintenance for which Customer is provided prior notice.

Notification and Reporting: Customer must notify CyberRidge of any unavailability within 48 hours after the commencement of such unavailability, and any LPS Service Unavailability shall be verified by CyberRidge.

Compensation: If CyberRidge fails to meet the Performance Criteria described above for this LPS Service Availability SLA. CyberRidge will issue a credit to Customer on the next monthly invoice in the amount specified below, depending on the percentage of time the LPS Service is unavailable to Customer because of verified LPS Service Unavailability. All service credits are based on the monthly recurring fee for the basic LPS Service. Only one credit shall be issued under this LPS Service Availability SLA in any month. In no event shall the total amount of SLA credits earned by Customer in any month exceed the monthly recurring fee for the LPS Service in such month.

LPS Service Unavailability	LPS Service Credit
.5% - 2.0%	10% of monthly recurring fee for that month
2.0% - 3.0%	20% of monthly recurring fee for that month
3.0% - 4.0%	40% of monthly recurring fee for that month
4.0% - 5.0%	60% of monthly recurring fee for that month
5.0% - 6.0%	80% of monthly recurring fee for that month
More than 6.0%	100% of monthly recurring fee for that month

Consulting Services Letter of Engagement (LOE)

Customer: Investment Evolution Corporation dba Mr. Amazing Loans

SERVICES PROVIDED/STATEMENT OF WORK:

Nortridge Software LLC (hereafter referred to as Nortridge) provides client consulting services related to the Nortridge Loan System (hereafter referred to as NLS). Said services may include project management, custom software development, process management, computer and network support, troubleshooting, training, planning, technical advice, installation of new hardware/software, upgrades to existing hardware/software and other tasks as required or requested by Client.

FEES: ON-SITE

On-site fees will be billed at a rate as specified below.

There is a 4-hour minimum for on-site consulting services at local client sites and a 2-day minimum for on-site services at non-local client sites. Local client sites are defined as those within the Southern California area. In addition to regular consulting fees, all reasonable travel expenses to arrive and stay on-site will be billed to client. Client will also be responsible for additional travel expenses due to weather and /or other unforeseen occurrences that result in additional travel expenses. All non-local client site visits require a minimum one-night stay irrespective of hours spent on-site.

FEES: OFF-SITE

Off-site CONSULTING fees will be billed at 15-minute increments at a rate as specified below. Off-site SUPPORT fees will be billed in 6-minute increments at a rate as specified below. No minimum number of hours applies for off-site consulting or support services. A detailed breakdown of all billable off-site work can be provided at customer request.

INVOICED BALANCES:

Payment for the total amount of consulting services will be due upon presentation of an invoice for said services from Nortridge to client. A monthly service charge of the lesser of 1 1/2% of the unpaid balance or the maximum permitted by law may be added to all accounts not paid within 30-days of the invoice date. Any purchases of peripheral hardware or software will be made directly by Client or by Nortridge with the prior approval of Client. Payments for hardware and/or software purchases made by Nortridge on Client’s behalf are due upon placement of the order.

ESTIMATED HOURS:

Nortridge, where requested by client, will make best-effort estimates of the time required to perform specific consulting services. These estimates are based upon previous, similar experiences. Since no two consulting engagements are exactly alike, it is not possible to precisely determine the time required for completing consulting services. This is particularly true in the case of trouble-shooting since the nature of that task includes eliminating an unknown number of potential problem causes until the cause unique to each situation is identified and corrected. Nortridge will discuss progress with Client throughout the performance of our services so that the Client can direct Nortridge’s further activities. This LOE covers both on-site and off-site consulting services, and is not a fixed price contract.

CLIENT RESPONSIBILITIES:

Hardware and software warranties, guarantees, and manufacturer service will be between Client and the manufacturer(s) and not Nortridge. Client is responsible for Client’s final purchase of all peripheral software and or hardware. Nortridge is not responsible for defects or incompatibilities in either hardware or software. Nortridge can assist Client in determining compatibility and in resolving errors or problems, as part of our consulting engagement. Client is responsible for data backup and scanning drives/diskettes periodically for viruses. Nortridge can assist in restoring Client’s files in case of failure as part of this consulting engagement. Client is responsible to comply with state and federal laws governing the use and distribution of peripheral software. Client also agrees to hold Nortridge harmless for, from, and against all claims, losses, judgments, or other actions in connection with these laws.

WARRANTY AND DISCLAIMER:

Nortridge warrants that the work under this LOE will be performed in a professional manner in accordance with then-current industry standards. Nortridge disclaims all implied warranties and representations as to product or services, including but not limited to any implied warranty of merchantability or fitness for a particular purpose. Client agrees to hold Nortridge harmless from all lawsuits arising from any specifications supplied by Client.

GENERAL PROVISIONS:

1 - It is understood and agreed that each party shall refrain from directly or indirectly soliciting or inducing any employee of the other to leave employment or cease rendering services for any reason during the course of performance or for six months after completion thereof, except where the offering party has obtained prior express written permission from the other.

2 - This LOE expires 12 months from the date of initial service provided under this LOE, regardless of hours remaining.

3 - This LOE supersedes any prior written or oral agreements between the parties and may be modified or amended in writing if both parties sign such modification or amendment. Client may request separate Statement of Work (SOW) for more involved projects; the provisions of this LOE apply except where otherwise defined in an SOW.

4 - This LOE shall be governed by and construed in accordance with the laws of the State of California.

Fee Schedule: Greg Hindson, President & Director of Development
On-Site	$2,400.00 per day
Off-Site	$250.00 per hour

Fee Schedule: Consulting Project Management / Technical Lead
On-Site	$1,800.00 per day
Off-Site	$180.00 per hour

Fee Schedule: Training / Custom Development / Software Support
On-Site	$1,500.00 per day
Off-Site	$135.00 per hour
Client Support	$75.00 per hour

Nortridge Software LLC		Company:	Investment Evolution Corp.

Signature:	/s/ Chris Ewoldt	Signature:	/s/ Paul Mathieson

Print:	Chris Ewoldt	Print:	Paul Mathieson

Title:	Controller	Title:	CEO

Date:		Date:	04-10-2012

Keep copy for your own file

Nortridge Loan System

CUSTOMER ASP INFORMATION SHEET

Number of users: 6
Company Name: Investment Evolution Corp.
Address: 6160 W. Tropicana, Suite E13
Las Vegas, NV 89173

Phone:

Primary Contact

Name: Carla Cholewinski
Title: COO
Phone: ### - ### - ####
Email

Technical Contact

Name: CARLA Cholewinski
Title: Chief Operating Officer
Phone: ### - ### - ####
E-mail Address:

Operating Systems:

- [x] Windows 7
- [ ] Windows Vista
- [x] ~~Windows XP~~
- [ ] Windows 2000
- [ ] Windows 98
- [ ] MAC

Bandwidth:

- [ ] DS3
- [x] T1
- [ ] Broadband
- [ ] Dial-up

Name: Carla Cholewinski
E-mail:
Phone: ### - ### - ####

Full User __1___ Read Only User_____

Name: Joanne McIntyre
E-mail:
Phone: ### - ### - ####

Full User __1__ Read Only User_____

Name: Glendys Iglesias
E-mail:
Phone: ### - ### - ####

Full User _1___ Read Only User_____

Name: Bianca Williams
E-mail:
Phone: ### - ### - ####

Full User _1____ Read Only User_____

Name: Christa Gutierrez
E-mail:
Phone: ### - ### - ####

Full User __1___ Read Only User_____

Name: Sam Prasad
E-mail:
Phone: ### - ### - ####

Full User _____ Read Only User_1____

Name:
E-mail:
Phone:

Full User _____ Read Only User_____

INVOICE

CyberRidge
Empowering Lenders

MARCH 28, 2012

2 South Pointe
Suite 250
Lake Forest, CA 92630

TO: Ms. Carla Cholewinski
Investment Evolution Corporation
6160 W. Tropicana, Suite E13
Las Vegas, NV 89103

SALESPERSON		DUE DATE
Kim Stempel		Due Upon Contract Signing

QTY	DESCRIPTION	UNIT PRICE	LINE TOTAL
1	One time set-up fee	$900.00	900.00
~~6~~ 5	Full user at $300.00	300.00	~~1,800.00~~ 1500.00 cc
1	Read Only	50	50. cc
	Subtotal		
	Tech Support - $75.00 per hour billing in 6 minute increments		
	Future Billings will come from CyberTrails		2450.— cc
		SUBTOTAL	~~$2,700.00~~
		SALES TAX	NA
		TOTAL	~~$2,700.00~~ 2450.- cc

Make all checks payable to CYBERRIDGE
THANK YOU FOR YOUR BUSINESS!